EXHIBIT 16.1

August 29, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by NextDecade Corporation under Item 4.01 of its Form 8-K dated August 24, 2018.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of NextDecade Corporation contained therein.

Very truly yours,

/s/ Marcum LLP
Marcum LLP